Exhibit 23.1

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

Consent of Independent Registered Public Accounting Firm

Moko Social Media Limited

Sydney, Australia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated 30 September, 2013 (except for the post balance sheet events discussed in Note 31 to the consolidated financial statements, as to which the date is 28 February, 2014), relating to the consolidated financial statements of Moko Social Media Limited, which is contained on pages F-3 to F-55 in the Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO East Coast Partnership

Sydney, Australia

10 June, 2014